NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JULY
COMPARABLE STORE SALES INCREASE TWO PERCENT

PEMBROKE PINES, FL., August 3, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended July 29, 2006 comparable store sales rose two percent compared to last July, when comparable store sales rose seven percent. Total sales during the four-week period ended July 29, 2006 increased seven percent to $114,049,000 compared with $106,113,000 for the comparable four-week period last year.

Comparable store sales results for July 2006 compared to July 2005 were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: flat

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Sales for the second quarter of Fiscal 2007, ended July 29, 2006, increased seven percent to $349,125,000 compared to $325,042,000 for last year’s second fiscal quarter. Comparable store sales increased two percent compared with an increase of five percent in the second quarter of last year.

For the first six months of Fiscal 2007, sales increased five percent to $660,981,000 compared to sales of $627,750,000 for the comparable period last year. Year to date, comparable store sales increased three percent compared with an increase of five percent during the first six months of Fiscal 2006.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Our international division faced an extremely difficult comparison when judged against the double digit comparable store sales increases of July 2005. We were nevertheless disappointed that we did not meet our internal forecasts, which called for a return to positive comparable store sales once June’s holiday related closings came to an end and World Cup related disruptions were over. We have been scrutinizing our International operations and have identified several areas where we are not yet performing at optimal levels. Much has been accomplished over the past two years through the introduction of our North American best practices abroad, which has led to the strengthening of our store operations. Additional work remains to be done and is currently under way. This is not an overnight process, but we remain confident that the steps we are putting in place will result in a stronger international business.”

Marla Schaefer, Co-Chairman and Co-CEO noted that, “The performance of our Claire’s North American stores surpassed the performance of Icing by Claire’s. This coincides with Icing by Claire’s outstanding performance last July, when comparable store sales increased at low double-digit rates. While both store concepts benefited last year from the strength of the Bohemian trend, Icing by Claire’s, with a more fashion forward customer base, saw the largest boost from this trend. Since then, trends have shifted to more modern and clean silhouettes, which we expect to drive our fall business, along with a strong selection of key value driven items. We introduced our back to school floor set during the latter half of July and believe that our late summer and fall merchandise will coordinate well with the major apparel trends currently flowing into stores. In terms of our financial performance during the second fiscal quarter, we continue to project that diluted net income per share will be essentially flat with last year’s second fiscal quarter, ranging between $0.35 and $0.36.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
July	$114,049	$106,113	7%	2%
Year-to-Date	$660,981	$627,750	5%	3%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 29, 2006, Claire’s Stores, Inc. operated approximately 2,935 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 185 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 100 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com